EXHIBIT 99.1

Arbutus Announces Corporate Update and First Quarter 2017 Financial Results

3 HBV Product Candidates Progressing in Clinical Development
Cash Runway to Late 2018
Company to Host a Corporate Update Conference Call Today at 4:30 PM ET

VANCOUVER, British Columbia and WARMINSTER, Pa., May 04, 2017 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today announced its first quarter 2017 unaudited financial results and provided a corporate update.

“Arbutus continued to make significant advancements in its HBV pipeline in the first quarter of this year,” said Dr. Mark J Murray, Arbutus’ President and CEO. “As projected, three of our HBV candidates are now in clinical development. Our lead product has already generated significant reductions in serum HBsAg in Phase II, the results of which were presented at EASL last month. To further advance our pipeline, we are working hard to move additional small molecule programs into the clinic as early as next year. We believe Arbutus’ pipeline will enable new treatment regimens to achieve greater HBV cure rates than the current standard of care.”

Recent Highlights and Developments

  AB-423 (HBV capsid assembly inhibitor) began Phase I study in healthy volunteers 1Q17. This will enable progression to a multi-dosing study in HBV patients in 2H17.
  ARB-1467 Phase II Cohort 4 began bi-weekly dosing in HBeAg- patients in 1Q17 and enrollment is complete. Initial results from this cohort will be available in 3Q17.
  ARB-1740 ongoing Phase II multi-dosing study in HBV patients to enable a potency comparison between ARB-1467 and ARB-1740. Results will be available in 2H17.
  ARB-1467 Phase II Cohorts 1, 2 & 3 results were presented at the EASL Conference in April demonstrating step-wise, additive reduction in serum HBsAg that was consistent between HBeAg+ and HBeAg- patients.
  Acuitas’ appeal of injunction decision was denied, thereby preventing Acuitas from sublicensing Arbutus’ LNP technology.
  Daniel Burgess was appointed to Arbutus’ Board of Directors and its Audit Committee.

Upcoming Milestones

  3Q17: Initial ARB-1467 Phase II Cohort 4 clinical study results.
  Mid-2017: Phase III results expected for Alnylam’s Patisiran (Arbutus to receive royalties on sales).
  2H17: Initiate AB-423 Phase II MAD Study.
  2H17: ARB-1740 multi-dosing patient study results.

Financial Results

Cash, Cash Equivalents and Investments

As at March 31, 2017, Arbutus had cash, cash equivalents, short-term investments and restricted investments totaling $123.0 million, as compared to $143.2 million at December 31, 2016.

Net loss

For Q1 2017, net loss was $18.6 million ($0.34 basic and diluted loss per common share) as compared to a net loss of $15.9 million ($0.31 basic and diluted loss per common share) for Q1 2016.

Non-GAAP Net Loss

The non-GAAP net loss for Q1 2017 was $15.6 million ($0.29 loss per common share). The non-GAAP net loss for Q1 2017 excludes the aggregate of $3.0 million non-cash compensation expense included in expenses in connection with certain share repurchase provisions and arising from the merger with Arbutus Inc. in March 2015.

Revenue

Revenue was $0.2 million in Q1 2017 as compared to $0.6 million in Q1 2016.

In March 2017, Arbutus signed a License Agreement with Alexion that granted them exclusive use of the Arbutus’ proprietary lipid nanoparticle (LNP) technology in one of Alexion's rare disease programs. Licensing fee revenue recognized in Q1 2017 relates to the earned portion of the non-refundable upfront license fee of $7.5 million for the use of LNP technology, which is being recognized over the period the Company expects to provide services to Alexion. In addition, Arbutus earns collaboration revenue for services provided to Alexion related to technology development, manufacturing and regulatory support.  The non-refundable upfront license fee is being recognized in income over the expected service period during which Arbutus provides services to Alexion, a period not exceeding 34 months.

Revenue in Q1 2016 related primarily to the Dicerna license and collaboration that was terminated in November 2016.

In addition, Arbutus has ongoing license agreements with Alnylam and Spectrum, under which Arbutus is eligible to receive commercial royalties.

Research, Development, Collaborations and Contracts Expenses

Research, development, collaborations and contracts expenses were $13.9 million in Q1 2017 as compared to $13.1 million in Q1 2016.

R&D expenses increased during Q1 2017 as compared to Q1 2016 as Arbutus advanced the AB-423 program to Phase 1 clinical trials, and continued Phase 2 clinical trials for ARB-1467 and ARB-1740. Included in Q1 2017 compensation expense is $3.0 million of non-cash compensation expense resulting from the expiry of share repurchase rights included in the consideration paid for Arbutus Inc., of which $1.5 million has been included as part of research, development, collaborations and contracts expense, and $1.5 million included as part of general and administrative expense.

General and Administrative

General and administrative expenses were $4.3 million in Q1 2017 as compared to $7.2 million in Q1 2016.

The decrease in general and administrative expenses was largely due to a decrease in non-cash compensation expense recorded for the expiry of repurchase rights due to the departure of two of the four former Arbutus Inc. shareholders in June 2016. This resulted in a quarterly non-cash compensation general and administrative expense of $1.5 million in Q1 2017 as compared to $4.5 million in Q1 2016.

Other Income (Losses)

In Q1 2017, Arbutus recorded an increase in the fair value of contingent consideration of $1.1 million as a result of continued progress in the HBV programs that trigger contingent payments.

Arbutus continues to record unrealized foreign exchange gains and losses on the cash and investment balances that are held in Canadian dollars as a natural hedge for Canadian dollar-denominated expenses.

On March 1, 2017, any remaining outstanding warrants expired. The increase in the fair value of warrants in Q1 2017 relates to the warrants exercised, offset by reducing the warrant liability balance to nil as of March 1, 2017.

On March 4, 2016, Monsanto exercised its option to acquire 100% of the outstanding shares of Arbutus’s wholly-owned subsidiary, PADCo, and paid an exercise fee of $1.0 million that was recognized in Q1 2016.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2017	2016

Cash and cash equivalents	$29.9	$23.4
Short-term investments	80.5	107.1
Accounts receivable	7.9	0.3
Other current assets	1.9	1.8
Restricted investments	12.6	12.6
Property and equipment, net	11.5	6.9
Intangible assets	99.4	99.4
Goodwill	24.4	24.4
Total assets	$268.1	$275.9
Accounts payable and accrued liabilities	7.4	9.8
Total deferred revenue	7.4	0.0
Warrant liability	-	0.1
Liability-classified options	0.8	0.6
Loan payable	12.0	12.0
Contingent consideration	10.1	9.1
Deferred tax liability	41.3	41.3
Total stockholders’ equity	189.1	203.0
Total liabilities and stockholders’ equity	$268.1	$275.9

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in millions)
	Three months ended March 31,
	2017	2016

Net loss for the period	$(18.6)	$(15.9)
Net cash used in operating activities	(17.5)	(11.5)
Net cash provided by (used in) investing activities	23.2	(13.6)
Net cash provided by financing activities	0.4	0.1
Effect of foreign exchange rate changes on cash & cash equivalents	0.4	3.0
Net increase (decrease) in cash and cash equivalents	6.5	(22.0)
Cash and cash equivalents, beginning of period	23.4	166.8
Cash and cash equivalents, end of period	$29.9	$144.8

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in millions)

	Three-months ended March 31,
	2017	2016

Total revenue	$0.2	$0.6
Operating expenses
Research, development, collaborations and contracts	13.9	13.1
General and administrative	4.3	7.3
Depreciation of property and equipment	0.3	0.2
Loss from operations	(18.3)	(20.0)
Other income	(0.3)	4.1
Net loss	$(18.6)	$(15.9)

UNAUDITED GAAP TO NON-GAAP RECONCILIATION:
NET LOSS AND NET LOSS PER SHARE
(in millions, except per share amounts)

	Three-months ended March 31,
	2017	2016

GAAP net loss	$(18.6)	$(15.9)
Adjustment:
Compensation expense of expired repurchase provision rights	3.0	6.0
Non-GAAP net loss	(15.6)	(9.9)

GAAP net loss per common share	(0.34)	(0.31)
Non-GAAP net loss per common share	$(0.29)	$(0.19)

Use of Non-GAAP Financial Measures

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) on a basis consistent for all periods presented. In addition to the results reported in accordance with U.S. GAAP, the Company provides additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The Company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations, and (iii) whether or not the Company expects it to occur as part of its normal business on a regular basis. In the three months ended March 31, 2017, the Company’s non-GAAP net loss and non-GAAP net loss per common share excludes the compensation expense related to the expiration of repurchase provision rights connected with certain common shares issued as part of total consideration for the acquisition of Arbutus Inc. The Company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the Company’s business. In addition, the Company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance.

Conference Call Today

Arbutus will hold a conference call and webcast today, Thursday, May 4, 2017 at 1:30 PM Pacific Time (4:30 PM Eastern Time) to provide a corporate update. A live webcast of the call can be accessed through the Investor section of Arbutus' website at www.arbutusbio.com. Or, alternatively, to access the conference call, please dial 1-914-495-8556 or 1-866-393-1607.

An archived webcast will be available on the Arbutus website after the event. Alternatively, you may access a replay of the conference call by calling 1-404-537-3406 or 1-855-859-2056 and referencing conference ID 17334187.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, and has facilities in Warminster, PA. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about moving additional small molecule programs into the clinic as early as next year; enabling new treatment regimens to achieve greater HBV cure rates than the current standard of care; beginning a MAD study in HBV patients in 2H17; initial results from ARB-1467 Phase II Cohort 4 in 3Q17; results from ARB-1740 ongoing Phase II MAD study in HBV patients in 2H17; initial ARB-1467 Phase II Cohort 4 clinical study results in 3Q17; Phase III results expected for Alnylam’s Patisiran in mid-2017, with Arbutus receiving royalties on sales; initiating an AB-423 Phase II MAD study in 2H17; ARB-1740 multi-dosing patient study results in 2H17; potential development milestones and commercial royalties from Alnylam and Spectrum; the projected cash runway; and discovering, developing and commercializing a cure for patients suffering from chronic HBV infection.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604-419-3200
Email: acutler@arbutusbio.com

Tiffany Tolmie
Manager, Investor Relations
Phone: 604-419-3200
Email: ttolmie@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858.717.2310
Email: david.schull@russopartnersllc.com